Exhibit C

NOT FOR RELEASE, PUBLICATION OR DISTRIBUTION (IN WHOLE OR IN PART) IN, INTO OR FROM ANY JURISDICTION WHERE SUCH RELEASE, PUBLICATION OR DISTRIBUTION WOULD CONSTITUTE A VIOLATION OF THE RELEVANT LAWS OF SUCH JURISDICTION. On June 27, 2017, TLG IMMOBILIEN AG (“TLG IMMOBILIEN”) published the offer document (the “Offer Document”) for its voluntary public takeover offer (the “Takeover Offer”) to all shareholders of WCM Beteiligungs- und Grundbesitz-Aktiengesellschaft (“WCM”) for the acquisition of all shares of WCM (the “WCM Shares”). The additional acceptance period for the Takeover Offer pursuant to Section 16 para. 2 sentence 1 of the German Securities Acquisition and Takeover Act (Wertpapiererwerbs- und Übernahmegesetz ) expired on September 26, 2017 at 24:00 hours (midnight) (CEST). The Takeover Offer has been accepted for a total of 117,505,327 WCM Shares. This corresponds to approximately 85.89% of the share capital and voting rights of WCM. Completion of the Takeover Offer is only subject to the offer condition set forth in Section 11.1.1 of the Offer Document (registration of the offer capital increase I).

In light of the high acceptance rate for the Takeover Offer, the management board of TLG IMMOBILIEN announced on September 29, 2017 that it intended to prepare and procure a domination agreement within the meaning of Section 291 of the German Stock Corporation Act (Aktiengesetz ) between TLG IMMOBILIEN as the controlling entity and WCM as the controlled entity (the “Domination Agreement”) as described in Section 8.5.1 of the Offer Document. The Domination Agreement is aimed at completing the integration of WCM into TLG IMMOBILIEN as value accretive as possible.

Today, the management boards of TLG IMMOBILIEN and WCM, with the consent of the supervisory boards of TLG IMMOBILIEN and WCM, have agreed on the provisions for the Domination Agreement. Further, the management board and the supervisory board of TLG IMMOBILIEN resolved today to convene an extraordinary general meeting, which, inter alia, shall resolve upon the approval to enter into this Domination Agreement. The Domination agreement provides that outside shareholders of WCM shall receive an annual compensation payment in the form of a guaranteed dividend in a gross amount of EUR 0.13 per WCM Share for the duration of the domination agreement. In addition, outside shareholders of WCM shall receive an offer for the acquisition of their WCM Shares in exchange for newly issued no par value bearer shares of TLG IMMOBILIEN with a notional share in the share capital of EUR 1.00 each for an exchange ratio of 4 new no par value shares of TLG IMMOBILIEN for every 23 WCM Shares (the “Compensation Offer.”). The guaranteed dividend and the exchange ratio for the Compensation Offer were determined in accordance with applicable laws and based on a valuation of the enterprise values of TLG IMMOBILIEN and WCM. The exchange ratio corresponds to the offer consideration for the Takeover Offer.

Berlin, October 4, 2017

TLG IMMOBILIEN AG

Contact

Sven Annutsch

Investor Relations

Phone: +49 30 2470 6089

E-Mail: sven.annutsch@tlg.de

Disclaimer

This announcement is for information purposes only and neither constitutes an offer to purchase or exchange nor an invitation to sell or to make an offer to exchange, securities of WCM or TLG IMMOBILIEN. The final terms and further provisions regarding the Takeover Offer are disclosed in the Offer Document, the publication of which has been approved by the German Federal Financial Supervisory Authority (Bundesanstalt für Finanzdienstleistungsaufsicht). Investors and holders of securities of WCM are strongly recommended to read the Offer Document and all announcements in connection with the Takeover Offer, as they contain important information.

The Takeover Offer is made exclusively under the laws of the Federal Republic of Germany, especially under the German Securities Acquisition and Takeover Act (Wertpapiererwerbs-und Übernahmegesetz). The Takeover Offer is not executed according to the provisions of jurisdictions other than those of the Federal Republic of Germany. Thus, no other announcements, registrations, admissions or approvals of the Offer Document and/or the Takeover Offer outside of Federal Republic of Germany have been filed, arranged for or granted. Holders of securities of WCM cannot rely on having recourse to provisions for the protection of investors in any jurisdiction other than the Federal Republic of Germany. No U.S. federal or state securities commission or regulatory authority has approved or disapproved of the Offer Document and/or the Takeover Offer or passed upon the adequacy or accuracy of the information in the offer related documents. Any representation to the contrary is a criminal offence in the United States of America (“United States”).

Subject to the exceptions described in the Offer Document as well as any exemptions that may be granted by any competent regulatory authority, a takeover offer is not being made directly or indirectly, in any jurisdiction where to do so would constitute a violation of the national laws of such jurisdiction.

The Takeover Offer will result in the acquisition of securities of a German company and is subject to German disclosure requirements, which differ from those of the United States. The financial information included or referred to in the documents related to the Takeover Offer has been prepared in accordance with non-U.S. accounting standards and, accordingly, may not be comparable to financial information of U.S. companies or companies whose financial statements are prepared in accordance with generally accepted accounting principles in the United States.

The Takeover Offer is being made in the United States pursuant to an exemption from the U.S. tender offer rules provided by Rule 14d-1(c) under the U.S. Securities Exchange Act of 1934, as amended (the “U.S. Securities Exchange Act”), and the issuance of shares is being made pursuant to an exemption from registration provided by Rule 802 under the U.S. Securities Act of 1933, as amended (the “U.S. Securities Act”), and the Takeover Offer is otherwise being made in accordance with the applicable regulatory requirements in Germany. Accordingly, the Takeover Offer is subject to disclosure and other procedural requirements, including with respect to withdrawal rights, offer timetable, settlement procedures and timing of payments that are different from those applicable under U.S. domestic tender offer procedures and law.

It may be difficult for U.S. holders of shares to enforce their rights and any claims arising under the U.S. federal securities laws, since TLG IMMOBILIEN and WCM are located in a country other than the United States, and some or all of their officers and directors may be residents of a country other than the United States. U.S. holders of shares may not be able to sue a non-U.S. company or its officers or directors in a non-U.S. court for violations of the U.S. securities laws. Further, it may be difficult to compel a non-U.S. company and its affiliates to subject themselves to a U.S. court’s judgment.

To the extent permissible under applicable law or regulation, and in accordance with German market practice, TLG IMMOBILIEN or its brokers may purchase, or conclude agreements to purchase, securities in WCM, directly or indirectly, outside the Takeover Offer even after the expiration of the additional acceptance period, in particular in the course of the Compensation Offer. The same applies to other securities which are directly convertible into, exchangeable for, or exercisable for securities in WCM. These purchases may be completed via the stock exchange at market prices or outside the stock exchange at negotiated conditions. Any information on such purchases will be disclosed as required by law or regulation in Germany or any other relevant jurisdiction.

The details of the Compensation Offer will be set forth in the offer published in the German Federal Gazette (Bundesanzeiger). In addition, shareholders of WCM will receive information regarding the settlement of the Compensation Offer from their respective custodian bank. In connection with the Takeover Offer and the admission to trading of the new shares from authorized capital, TLG IMMOBILIEN will prepare a securities prospectus and publish such prospectus after obtaining approval for the publication from the German Federal Financial Supervisory Authority (Bundesanstalt für Finanzdienstleistungsaufsicht).

To the extent that any announcements on this website contain forward-looking statements, such statements do not represent facts and are characterized by the words “expect”, “believe”, “estimate”, “intend”, “aim”, “assume” or similar expressions. Such statements express the intentions, opinions or current expectations and assumptions of TLG IMMOBILIEN and the persons acting in concert with TLG IMMOBILIEN, for example with regard to the potential consequences of the Takeover Offer for WCM, for those shareholders of WCM who choose not to accept the Takeover Offer or for future financial results of WCM. Such forward-looking statements are based on current plans, estimates and forecasts which TLG IMMOBILIEN and the persons acting in concert with TLG IMMOBILIEN have made to the best of their knowledge, but which do not claim to be correct in the future. Forward-looking statements are subject to risks and uncertainties that are difficult to predict and usually cannot be influenced by TLG IMMOBILIEN or the persons acting in concert with TLG IMMOBILIEN. It should be kept in mind that the actual events or developments may differ materially from those contained in or expressed by such forward-looking statements.